Exhibit (h)5

NORTHWESTERN MUTUAL SERIES FUND, INC.

April 27, 2006

Mason Street Advisors, LLC

720 East Wisconsin Avenue

Milwaukee, WI 53202

Re:	Agreement to Pay or Reimburse Expenses of Northwestern Mutual Series Fund, Inc.: T. Rowe Price Small Cap Value Portfolio, International Growth Portfolio, Asset Allocation Portfolio and Capital Guardian Domestic Equity Portfolio

Gentlemen:

This letter constitutes an agreement between Mason Street Advisors, LLC (“MSA”) and Northwestern Mutual Series Fund, Inc. (“NMSF”) by and between each of the parties hereto as follows:

For each fiscal year of NMSF beginning on or after January 1, 2006 and ending on or before April 30, 2007, MSA agrees to waive Investment Advisory Fees for the T. Rowe Price Small Cap Value Portfolio, International Growth Portfolio, Asset Allocation Portfolio and Capital Guardian Domestic Equity Portfolio to the extent necessary so that Total Expenses on an annualized basis, after the waiver, do not exceed 1.00% of average net assets for the T. Rowe Price Small Cap Value Portfolio, 1.10% of average net assets for the International Growth Portfolio, 0.75% of average net assets for the Asset Allocation Portfolio and 0.75% of average net assets for the Capital Guardian Domestic Equity Portfolio, and to reimburse the Portfolios for all remaining expenses after fee waivers which exceed the aforementioned expense caps, on an annual basis. All capitalized terms used herein shall have the same meanings as they have when used in the currently effective prospectus for NMSF.

Very truly yours,

NORTHWESTERN MUTUAL SERIES FUND, INC.

By:	/s/ MARK G. DOLL
Name:	Mark G. Doll
Title:	President

Agreed to and accepted:

MASON STREET ADVISORS, LLC

By:	/s/ MARK G. DOLL
Name:	Mark G. Doll
Title:	President